Exhibit 23.1
[ LETTERHEAD OF MOORE STEPHENS WURTH FRAZER AND TORBET, LLP]

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
General Steel Holdings, Inc.

We consent to the use of our report dated March 10, 2009, with respect to the consolidated financial statements of General Steel Holdings, Inc and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations and other comprehensive income, shareholders’ equity and cash flows for each of the three years ended December 31, 2008, included herein by reference on the registration statement of the Company’s Pre-Effective Amendment No. 2 to Form S-3, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California
October 2, 2009